EXHIBIT 5:
OPINION OF COUNSEL

February 14, 2006

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Ladies and Gentlemen:

          I am the duly elected and acting Executive Vice-President, Strategic Initiatives, and General Counsel of MICROS Systems, Inc. (the “Corporation”) and I have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering a total of 1,200,000 shares of Common Stock, par value $0.0125 per share, of the Corporation (the “Common Stock”) for issuance pursuant to the MICROS Systems, Inc. 1991 Stock Option Plan (the “Plan”).  In this capacity, I have examined: (i) the charter of the Corporation; (ii) the corporate proceedings authorizing the issuance of 1,200,000 shares of Common Stock pursuant to the Plan; (iii) the Plan; and (iv) such other documents and instruments as I have considered necessary in the rendering of the opinions hereinafter set forth.

          Based upon the foregoing, I am of the opinion that:

          1.          The Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Maryland.

          2.          The shares of Common Stock to be issued under the Plan have been duly authorized, and upon issuance of shares of Common Stock pursuant to the Plan and the terms of any other agreements relating to such issuance, such shares will be, upon receipt of the consideration provided for in the Plan or any other agreements relating thereto, validly issued, fully paid, and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement.

Very truly yours,

/s/Thomas L. Patz

Thomas L. Patz
Executive Vice-President, Strategic Initiatives, and General Counsel